EXHIBIT 99.1

ALEXANDRIA REAL ESTATE EQUITIES, INC.

Key Updates to 2020 Guidance

The following provides key updates to our 2020 guidance based on our current view of existing market conditions and other assumptions for the year ending December 31, 2020. There can be no assurance that actual amounts will not be materially higher or lower than these expectations.

	2020 Guidance
Projected 2020 Earnings per Share and Funds From Operations per Share Attributable to Alexandria’s Common Stockholders - Diluted	As of 7/6/20	As of 4/27/20
Earnings per share(1)	$1.69 to $1.79	$1.69 to $1.79
Depreciation and amortization of real estate assets	5.15	5.15
Impairment of real estate – rental properties	0.06	0.06
Allocation to unvested restricted stock awards	(0.04)	(0.04)
Funds from operations per share	$6.86 to $6.96	$6.86 to $6.96
Unrealized losses on non-real estate investments(1)	0.14	0.14
Impairment of non-real estate investments	0.16	0.16
Impairment of real estate	0.10	0.10
Allocation to unvested restricted stock awards	(0.01)	(0.01)
Funds from operations per share, as adjusted(1)	$7.25 to $7.35	$7.25 to $7.35
Midpoint	$7.30	$7.30

(1) Excludes unrealized gains or losses after March 31, 2020, that are required to be recognized in earnings and are excluded from funds from operations per share, as adjusted.

Key updates include projected 2020 construction spending, acquisitions, real estate dispositions and partial interest sales, and common equity, as shown in the table on the following page. Our updated guidance includes real estate dispositions and partial interest sales in a range of $1.0 billion to $1.5 billion. Proceeds from these forecasted sales are expected to fund a portion of the increase in construction spending and acquisitions shown below, in addition to providing significant capital for growth over the next two to three quarters. We remain committed to our guidance for net debt and preferred stock to Adjusted EBITDA – fourth quarter of 2020, annualized, of less than or equal to 5.3x.

Certain Key 2020 Guidance Items

	2020 Guidance
Key Sources and Uses of Capital (In millions)	Range		Midpoint		Key Changes in Midpoint
Sources of capital:
Net cash provided by operating activities after dividends	$185	$225	$205
Incremental debt	515	275	395
Real estate dispositions and partial interest sales	1,000	1,500	1,250	(1)	$1,200 (1)
Common equity	1,680	2,080	1,880	(2)	$860 (2)
Total sources of capital	$3,380	$4,080	$3,730

Uses of capital:
Construction	$1,200	$1,500	$1,350		$390 (3)
Acquisitions	1,600	2,000	1,800		$1,150 (4)
Total uses of capital	$2,800	$3,500	$3,150

Incremental debt (included above):
Issuance of unsecured senior notes payable	$700	$700	$700
$3.0 billion unsecured senior lines of credit and other	(185)	(425)	(305)
Incremental debt	$515	$275	$395

Excess sources of capital (1)			$580

2020 Guidance
Key Assumptions	Low	High	Midpoint	Changes in Midpoint
Capitalization of interest	$117 million	$127 million	$122 million	+ $	15 million
Interest expense	$170 million	$180 million	$175 million	- $	15 million

(1)	Our updated 2020 guidance range for real estate dispositions and partial interest sales is $1.0 billion to $1.5 billion and represents a $1.2 billion increase in the midpoint from our guidance as of April 27, 2020. Included in our prior combined guidance for real estate dispositions, partial interest sales, and common equity was $51.1 million related to a partial interest sale completed in April 2020. Proceeds from these forecasted sales are expected to fund a portion of the increase in construction spending and acquisitions noted in footnotes three and four, in addition to providing significant capital for growth over the next two to three quarters.
(2)	Our updated 2020 guidance range for common equity is $1.7 billion to $2.1 billion, and represents a $860 million increase in the midpoint from our guidance as of April 27, 2020. Included in our prior combined guidance for real estate dispositions, partial interest sales, and common equity was the completion of $1.0 billion of forward equity sales agreements to sell an aggregate of 6.9 million shares of our common stock (including the exercise of an underwriters’ option) at a public offering price of $155.00 per share, before underwriting discounts, which was completed in January 2020. In March 2020, we settled 3.4 million shares from our forward equity sales agreements and received proceeds of $500.0 million. As of July 6, 2020, 3.5 million shares of our common stock remain outstanding under forward equity sales agreements, for which we expect to receive proceeds of $519.6 million to be further adjusted as provided in the sales agreements. We expect to settle the remaining outstanding forward equity sales agreements in 2020.
(3)	Our 2020 guidance for construction spending was increased by $390.0 million at the midpoint to a range from $1.2 billion to $1.5 billion to address on-going tenant demand for our development and redevelopment pipeline.
(4)	Our 2020 guidance for acquisitions was increased by $1.2 billion at the midpoint to a range from $1.6 billion to $2.0 billion reflecting opportunistic and unique offerings in the market related to current macroeconomic conditions.